EXHIBIT 23.1
                                 ------------




           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


      We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement (333-125164), on Form S-3 of CWABS, Inc, Asset-Backed Certificates Trust 2005-15, of our report dated March 23, 2005 (except for Note 3, which is as of November 21, 2005) relating to the restated consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, which appears as an exhibit to the current report on Form 8-K filed on November 22, 2005 by Financial Securities Assurance Holdings Ltd. for the year ended December 31, 2004. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP

New York, New York
December 21, 2005